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                                                                  EXHIBIT 12.1



Budget Group Inc.
Computation of Ratio of Earnings to Fixed Charges
In Thousands

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

                                        Nine Months                   Year Ended December 31,
                                            Ended     ----------------------------------------------------
                                        Sept. 30 1997       1996      1995      1994      1993      1992
                                     ---------------------------------------------------------------------
Pre-tax income from
   continuing operations                      55,908        7,818     1,022      426       610       558


Fixed Charges:
 Interest incurred, amortization
  of debt discount and premium
  on all indebtedness, and
  reasonable interest on rental
  expense                                    100,029       32,776    15,636    5,474     3,457     3,937
                                      ---------------------------------------------------------------------

Earnings before income taxes,
   minority interest and fixed
   charges                                   155,937       40,594    16,658    5,900     4,067     4,495


Ratio of earnings to fixed charges              1.56         1.24      1.07     1.08      1.18      1.14
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